EXHIBIT 99.1
                                                                    ------------


          COMMUNITY CAPITAL BANCSHARES REPORTS SECOND QUARTER EARNINGS

Albany, GA., July 28, 2003 / PRNewswire. - Community Capital Bancshares, Inc.
(Nasdaq: ALBY) reports   net interest income for the six months ended June 30,
2003 of $2,091,000 as compared to $1,769,000 for the same period last year. This is an increase of $322,000 or 18%. For the quarter ended June 30, 2003, net interest income increased $148,000 over the same quarter in 2002.

Total assets at June 30, 2003 were $127,962,000 as compared to the prior year level of $105,483,000. This is an increase of $22,479,000 or 21.31%. Net loans at June 30, 2003 were $91,965,000 and have increased $18,626,000 or 25% over the past twelve months. Deposits increased $16,133,000 during the past twelve months to $102,537,000 as of June 30, 2003.

Bob Lee, president, stated "I am pleased with the growth in our net interest income, this increase is reflective of our growth in quality assets. Asset growth continues to be strong and we anticipate continued growth in our market area. Our recent agreement to acquire First Bank of Dothan presents a great opportunity to expand our presence in a market with excellent potential for growth."

Net income for the quarter ended June 30, 2003 was $131,000 or $0.09 per share. This compares to $112,000 or $0.08 per share for the same period in 2002. Year to date earnings were $200,000 or $0.14 per share as of June 30, 2003, compared to the 2002 amount of $233,000 or $0.16 per share.

Community Capital is headquartered in Albany, Georgia and has three banking locations there. The stock is quoted on the Nasdaq Small Cap market under the symbol "ALBY".

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

                          Community Capital Bancshares
                              Financial Highlights
                                  (Unaudited)
                  (Dollars in thousands, except per share data)

                                               Three months ended     Six months ended
EARNINGS SUMMARY:                               6/30/03    6/30/02   6/30/03   6/30/02
                                               ---------  ---------  --------  --------
   Net Interest Income                         $  1,068   $    920   $  2,091  $  1,769
    Provision for Loan Losses                        85        248        215       320
    Non-interest income                             230        218        479       384
    Non-interest expense                          1,028        713      2,053     1,474
     Income tax expense                              54         65        102       126
     Net Income                                     131        112        200       233
   Primary Earnings per share                  $   0.09   $   0.08   $   0.14  $   0.16
   Fully diluted earnings per share            $   0.08   $   0.08       0.12      0.16

SUMMARY BALANCE SHEETS                          6/30/03    6/30/02
                                               ---------  ---------
    Cash and due from banks                    $  5,634   $  5,842
     Federal funds sold                           6,449      1,591
     Investment securities                       19,262     20,561
     Loans                                       92,970     74,081
     Less: allowance for loan losses             (1,005)      (742)
     Other assets                                 4,652      4,150
                                               --------------------
    TOTAL ASSETS                               $127,962   $105,483
                                               ====================

       Total deposits                          $102,537   $ 86,404
       Other borrowings                          14,702      9,068
       Other liabilities                            780        596
       Total stockholders' equity                 9,943      9,415
                                               --------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $127,962   $105,483
                                               ====================


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